Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Pricing Supplement No. 134
dated October 26, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – October 26, 2006
PLUS due May 1, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the Russell 2000® Index

Original Issue Price	:	$1,000 per PLUS

Leverage Factor	:	300%

Maximum Payment at Maturity	:	$1,255.50

Aggregate Principal Amount	:	$8,000,000

Initial Index Value	:	770.50

Pricing Date	:	October 26, 2006

Original Issue Date (Settlement Date)	:	October 31, 2006

Index Valuation Date	:	April 28, 2008

Listing	:	None

CUSIP	:	61748A288

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$1.50 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the PLUS. “Performance Leveraged Upside Securities” and “PLUS” are our service marks.

Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006